UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 26, 2006

SOUTHRIDGE ENTERPRISES INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-51306

(Commission File Number)

98-0435537

(IRS Employer Identification No.)

50 Caldwell Court N.W., Edmonton, Alberta, Canada T6M 2X4

(Address of principal executive offices and Zip Code)

780-481-0109

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 26, 2006 we appointed Alex Smid, and Daniel Jackson as members of board of directors. Mr. Samaroo resigned as an officer of the Company and Mr. Smid was appointed President.

Our board of directors now consists of Vernon Samaroo, Alex Smid, and Daniel Jackson.

Alex Smid is a Business Development and Marketing Professional with over 15 years of knowledge and experience in a variety of business sectors. Mr. Smid has specialized in the development of companies from initial capital financing and planning at start-up to operations and sales. He has successfully managed building teams of professionals to create strong corporate and operational infrastructures. Most recently, Mr. Smid has been consulting in the oil and gas sector, which has led to his interest and exposure to alternative energy. Mr. Smid’s has applied his expertise in research and due diligence to analyze alternative energy markets and operations. In addition to his background as an independent consultant, Mr. Smid’s experience extends to serving as an officer and director for various international companies. Several recent positions held by Mr. Smid include President and Director of Sparta Enterprises Inc. from 1999 to 2002 and Director of Radiant Energy Inc. from 2003 to 2006.

Mr. Jackson has been active as an energy professional for over fifteen years: as an oil company international energy efficiency consultant, and for the last five years as a renewable energy consultant, specializing in biofuel systems. Additionally, Mr. Jackson is a passionate advocate for renewable energy. Mr. Jackson is also a member of the Hustin Energy Advisory Council and a former member of the Cleanbio Venture Network Advisory Board. Mr. Jackson received a Bachelor of Science in Mechanical Engineering from the University of Texas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHRIDGE ENTERPRISES INC.

/s/ Alex Smid

Alex Smid

President and Director

Date: September 26, 2006